March 31, 2005

ehillis@russelmetals.com

Dear Sirs:

RE: RUSSEL METALS INC.

The following were sent by prepaid mail to all registered shareholders of the above-mentioned Company on March 31, 2005:

☒ Proxy

☒ Notice of Meeting/Information Circular

☒ MD & A

☒ Annual Report for the Fiscal Year Ended December 31, 2004

☒ Annual Financial Statement for the Fiscal Year Ended December 31, 2004

☒ Supplemental Mail List Card

However, we have not mailed to shareholders in cases where on three consecutive occasions, notices or other documents have been returned undelivered by the
Post Office.

The above disclosure document(s) are filed with you as agent for the Company in compliance with the regulations.

Yours very truly,
CIBC MELLON TRUST COMPANY

Jo-Anne Kidd
Senior Administrator, Client Services
Direct Dial: (416) 643-5578